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Ex. 4.4 - 2

                                   EXHIBIT 4.4
                                ADDENDUM No. 1 to
                      DEFINITIVE RULE 419 ESCROW AGREEMENT




                   AMENDMENT TO Letter of Escrow Instructions



To:         First Union National Bank
            Corporate Trust Group
            5847 San Felipe, Suite 1050
            Houston, Texas 77057


      Win or Lose Acquisition Corporation - Rule 419 escrow,
      First Union National Bank Escrow No. 757000449

      This Letter shall serve to amend that certain Letter of Escrow Instructions between First Union National Bank, hereinafter called Escrow Agent and Win or Lose Acquisition Corporation (the "Company") dated July 12, 2001 which is described more fully in the Company's Form S-1 Registration Statement under the Securities Act of 1933 (Registration No. 333-52414). Except as specifically changed by this letter, all terms and provisions of the original Letter of Escrow Instructions shall remain in full force and effect.

1.    AMENDMENTS RELATING TO LENGTH OF OFFERING PERIOD:

1.1 Paragraphs 1.2 and 3.1 of the original Letter of Escrow Instructions shall be and are hereby amended to read in their entirety as set forth below:

1.2 The Company intends to offer 500,000 shares of its $.001 par value common stock (the "Common Stock") to the public at a price of $0.25 per share (the "Offering") for a period of 180 days commencing on the effective date of the Company's registration statement (the "Offering Period"). During the Offering Period, the purpose of the escrow shall be to receive, clear and hold subscription payments ("Subscription Funds") from certain persons ("Investors") who subscribe to purchase shares of Common Stock in the Offering.

3.1 In the event that (a) the Escrow Agent has not received and cleared a total of $125,000 in Subscription Funds on or before the close of business on the last day of the Offering Period (the "Termination Date"), or (b) the Company has not, within three days after the Termination Date, delivered a certificate to the Escrow Agent which states that all conditions precedent to the closing of the Offering have been satisfied, the Escrow Agent shall, within five days after the Termination Date, refund to each Investor the Subscription Funds submitted on his behalf, together with any interest earned on his Subscription Funds during the time the Subscription Funds have been collected and are available for investment.

     Approved and accepted by the Parties this 14th day of September 2001.

Win or Lose Acquisition Corporation       First Union National Bank





By:              /s/                      By:              /s/
   ---------------------------------         ---------------------------------
   Sally A. Fonner, President                R. Douglas Milner, Vice President